EXHIBIT 23.1


                         Independent Auditors' Consent

The Board of Directors
Total System Services, Inc.

We consent to the incorporation by reference in the Registration Statements (No. 2-92497, No. 33-17376, No. 333-25401 and No. 333-41775) on Form S-8 of Total
System Services, Inc. of our reports dated January 23, 1998, relating to the consolidated balance sheets of Total System Services, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule, which reports appear in or are incorporated by reference in the Total System Services, Inc. Annual Report on Form 10-K for the year 1997.

                                             /s/KPMG Peat Marwick LLP
                                             KPMG PEAT MARWICK LLP


Atlanta, Georgia
March 23, 1998